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Exhibit 23.2

Consent of Conyers, Dill & Pearman

March 11, 2003

Scottish Annuity & Life Holdings, Ltd.
Crown House
4 Par-la-Ville Road
Hamilton HM 08

Dear Sirs

Scottish Annuity & Life Holdings, Ltd.

        We hereby consent to the use of our name in the Registration Statement on Form S-3 (File No. 333-102895), and in the related prospectus, of Scottish Annuity & Life Holdings, Ltd. under the captions "Tax Considerations—Bermuda" and "Enforceability of Civil Liabilities Under United States Federal Securities Laws."

        In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,
CONYERS, DILL & PEARMAN

/s/ Conyers, Dill & Pearman

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Consent of Conyers, Dill & Pearman